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                                                                  EXHIBIT 10.9.1

                              AMENDMENT NO. 2 TO
                               SERVICE AGREEMENT

CardioDynamics International Corporation (the "Company") and Rivertek Medical Systems, Inc. ("Rivertek") entered into a Service Agreement dated as of July 1, 1995 which was amended on July 25, 1997 (the "Agreement"). This Amendment No. 2 further amends the Agreement. Dennis G. Hepp ("Hepp") is also a party to this Amendment No. 2. Capitalized terms not otherwise defined herein shall have the meanings given in the Agreement.

  1. As part of the Services, Rivertek shall make Hepp available to provide engineering and management services including on-site hours through October 16, 2001 (extendable upon agreement of all parties) to accomplish certain Engineering and Product Development objectives.

  2. Hepp shall be a Company officer with the title of Chief Technology Officer and with the powers and duties of such officer position. The Company shall provide coverage for Hepp under its directors and officers liability insurance policy. The Company shall indemnify Hepp against claims as it would any other Company officer.

  3. Hepp shall provide all services as a Rivertek Employee, and shall for all purposes not be, and shall not be treated as being, a Company employee. He shall receive no Company fringe benefits. Payments with respect to his hours worked shall be to Rivertek (which shall be solely responsible for cash compensation to Hepp as its employee, and for all tax withholding on Rivertek's cash compensation to Hepp).

  4. To avoid conflict of interest, Hepp shall not be responsible, within the Company, for awarding work to or approving payment to Rivertek. These functions shall be handled by the Company's Chief Executive Officer.

  5. The hourly rate payable by the Company to Rivertek for Hepp's time for the duration of the special arrangement contemplated by this Amendment No. 2 shall be Rivertek's rate for Hepp's time on Rivertek's standard hourly rate list. Although the average rate list may be changed quarterly, in no event will Hepp's full list rate exceed the average rate Rivertek then actually charges other Rivertek clients for Hepp's time. Hepp's travel time is billable to the Company unless he works for other Rivertek clients while traveling.

  6. To further incentivize Hepp, the Company shall on October 16, 1998 grant Hepp a nonqualified stock option under the Company's 1995 Stock Option/Stock Issuance Plan to purchase 90,000 shares of Company Common Stock at an exercise price equal to that day's fair market value of the Company Common Stock. The Option shall expire on the earlier of October 16, 2008, or 90 days after successful completion of contracted service to the Company. The Option shall vest in a series of successive equal annual installments over each of the first three (3) years of service completed by the Optionee commencing October 16, 1998. Vesting shall continue unless, in the Company's opinion, Optionee
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declines to accept substantially all fair and reasonable services requested by
CDIC, does not perform satisfactorily, does not comply with Company's security requirements or other applicable rules and regulations, or if the Company, for other good cause relating to the performance of services by Hepp, terminates this Service Agreement between the Company and Rivertek Medical Systems, Inc.

  7. Hepp shall enter into a Company Consulting Services Agreement, which contains proprietary-information and intellectual-property-assignment provisions consistent with those applicable to Rivertek in the Agreement.

  8. Rivertek's agreement in Section 8.10 of the Agreement shall expire no sooner than nine months after the end of Hepp's tenure as Chief Technology Officer. Such agreement shall also apply to Hepp, as if he were Rivertek, from now until nine months after the end of Hepp's tenure as Chief Technology Officer.

  9. The parties agree that Hepp shall benefit from and be bound by Article VIII of the Agreement, with respect to this Agreement No. 1. Hepp's address for notice is c/o Rivertek.

  10. Except as expressly set forth herein, the Agreement remains unchanged and in full force and effect.

  Dated: October 16, 1998
                                       CARDIODYNAMICS INTERNATIONAL
                                       CORPORATION


                                           /s/ Michael K. Perry
                                       By: ________________________________
                                               Michael K. Perry
                                               Chief Executive Officer


                                       RIVERTEK MEDICAL SYSTEMS, INC.


                                           /s/ Dennis G. Hepp
                                       By: ________________________________
                                               Dennis G. Hepp
                                               Managing Director